                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                 Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          ONYX ACCEPTANCE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                          ONYX ACCEPTANCE CORPORATION
                      8001 IRVINE CENTER DRIVE, 5TH FLOOR
                                IRVINE, CA 92618

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1998

To Our Stockholders:

     The Annual Meeting of Stockholders of Onyx Acceptance Corporation, a Delaware corporation (the "Company"), will be held at the Corporate Headquarters of the Company located at 8001 Irvine Center Drive, 5th Floor, Irvine, California, on May 20, 1998, at 10:00 a.m. for the following purposes:

          1. To elect two directors, each to serve a three year term;

          2. To ratify the appointment of Coopers & Lybrand, L.L.P. as independent accountants of the Company for the fiscal year ending December 31, 1997; and

          3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     The Board of Directors has fixed March 31, 1998 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED.

                                          By Order of the Board of Directors

                                          Regan E. Kelly
                                          Assistant Secretary

Irvine, California
April 17, 1998

                          ONYX ACCEPTANCE CORPORATION
                      8001 IRVINE CENTER DRIVE, 5TH FLOOR
                            IRVINE, CALIFORNIA 92618

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

GENERAL

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Onyx Acceptance Corporation, a Delaware corporation (the "Company"), in connection with the Annual Meeting of Stockholders to be held at 10:00 a.m. on May 20, 1998, at the Corporate Headquarters, 8001 Irvine Center Drive, 5th Floor, Irvine, California, and at any and all postponements and adjournments thereof.

     This Proxy Statement and accompanying proxy will first be mailed to stockholders on or about April 17, 1998. The costs of solicitation of proxies will be paid by the Company. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The Company will reimburse brokers, banks, fiduciaries and other custodians and nominees holding Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of such Common Stock.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only stockholders of the Company's Common Stock of record as of March 31, 1998, will be entitled to vote at the Annual Meeting. On March 31, 1998, there were outstanding 6,026,503 shares of Common Stock, which constituted all of the outstanding voting securities of the Company. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

     Assuming a quorum is present, the affirmative vote of a plurality of the votes cast will be required for approval of Proposal 1 (election of directors) and the affirmative vote of a majority of the votes cast will be required for the approval of Proposal 2 (ratification of the election of independent accountants) and to act on all other matters to come before the Annual Meeting. For purposes of determining the number of votes cast with respect to any voting proposal, the sum of votes cast and abstentions are included. Abstentions with respect to any proposal are counted as "shares present" and have the effect of a vote "against" such proposal as to which they are specified. Broker non-votes with respect to any proposal are not considered "shares present" and, therefore, have the effect of reducing the number of affirmative votes required to achieve a majority of the votes cast for such proposal. Broker non-votes will be counted for the purpose of determining whether a quorum is present.

REVOCABILITY OF PROXIES

     Proxies must be written, signed by the stockholder and returned to the Assistant Secretary of the Company. Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by filing with the Assistant Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may withdraw such stockholder's proxy and vote such stockholder's shares.

                             ELECTION OF DIRECTORS

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company, and their ages and positions as of December 31, 1997, are as follows:

                   NAME                    AGE                       POSITION
                   ----                    ---                       --------
Thomas C. Stickel(1)(2)                     48      Chairman of the Board
John W. Hall                                36      President, Chief Executive Officer and
                                                    Director
Don P. Duffy                                43      Executive Vice President and Chief
                                                    Financial Officer
Regan E. Kelly                              46      Executive Vice President and General
                                                    Counsel
Frank Marraccino                            42      Executive Vice President
Eugene J. Warner, Jr.                       54      Executive Vice President
Bruce R. Hallett(1)                         41      Secretary and Director
Robert A. Hoff(2)                           45      Director
G. Bradford Jones(2)                        42      Director

---------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

     The Company's Amended and Restated Certificate of Incorporation provides for the Board of Directors to be divided into three classes, with each class to be as nearly equal in number of directors as possible. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at the time are elected to hold office for a term of three years, and until their respective successors are elected and qualified, so that the term of one class of directors expires at each such annual meeting. The terms of office expires as follows: Mr. Stickel and Mr. Hall, 1998; and Mr. Hoff and Mr. Jones, 1999 and Mr. Hallett and Mr. Duffy, 2000.

     Officers are elected by, and serve at the discretion of, the Board of Directors. There are no family relationships among the directors or executive officers. In January, 1994, the Company established a Compensation Committee. In March, 1995, the Company established an Audit Committee.

     At the Annual Meeting, two nominees, Thomas C. Stickel and John W. Hall are nominated for election, each Director to serve until 2001 and until his successor is elected and qualified. Nominee Stickel has been a director since 1995 and Chairman of the Board since May, 1996. Nominee Hall has served as President and a Director of the Company since August 1993 and as Chief Executive Officer since September, 1996. The following information is submitted concerning the directors and executive officers of the Company, including nominees for election, Thomas C. Stickel and John W. Hall.

     Thomas C. Stickel has served as a Director of the Company since April 1995 and as Chairman of the Board since May, 1996. Mr. Stickel is Chairman and Founder of University Ventures Network, a company providing business and capital interface between major universities. Mr. Stickel is also Chairman and Founder of American Partners Capital Group, a corporation specializing in pension fund investment, design and development. As Chairman of American Partners Capital Group, Mr. Stickel is responsible for overseeing the company's core operations as well as the activities of its board of directors. In 1992, Mr. Stickel founded American Partners, Inc., a corporation specializing in Latin American business development, and served as its Chairman until 1994. From 1983 to 1992, Mr. Stickel served as the Chairman and Chief Executive Officer of TCS Enterprises, Inc., a financial services holding company. Mr. Stickel served on the Board of Directors of Catellus Development Corporation from 1993-1996. Mr. Stickel also serves as a director of San Diego Gas and Electric Company and several privately held companies.

     John W. Hall has served as President, and as a Director of the Company since August 1993 and as Chief Executive Officer since September, 1996. From 1988 to 1993, Mr. Hall was the M.I.S. Director of Western Financial Savings Bank ("WFS"), developing and implementing operational technology with an emphasis on the Auto Finance Division. From 1985 to 1988, Mr. Hall was a founder and president of Micro Advantage, a developer and seller of software products for the business education industry. From 1983 to 1985, Mr. Hall was Assistant Director of Data Processing for a Los Angeles school district in Southern California.

     Don P. Duffy has served as an Executive Vice President and as the Chief Financial Officer of the Company since October 1993 and as a Director of the Company since January, 1997. From 1988 to October 1993, Mr. Duffy was a Senior Manager for Ernst & Young, specializing in the financial services industry. As a senior manager at Ernst & Young, Mr. Duffy was responsible for managing engagements to banks, savings institutions and finance companies with assets ranging from $100 million to $3 billion. Mr. Duffy was responsible for public offerings of over $2 billion of automobile collateralized bonds and pass-through certificates. From 1981 through 1988, Mr. Duffy held other positions with Ernst & Young and its predecessor.

     Regan E. Kelly has served as an Executive Vice President and General Counsel of the Company since August 1993. From 1985 to August 1993, Mr. Kelly served as Vice President, Secretary and General Counsel for Westcorp, where he was responsible for the legal aspects of all debt, equity, and securitization offerings and coordinated all filings with the Securities and Exchange Commission and Office of Thrift Supervision. Mr. Kelly was a member of the Board of Directors of Western Financial Savings Bank ("WFS") from 1986 to 1993 and from 1989 to August 1993, Mr. Kelly held the position of President of Western Financial Auto Loans 2, Inc., the finance subsidiary of WFS through which WFS securitized and sold its automobile receivables.

     Frank Marraccino has served as a Senior Vice President of the Company since 1993 and as Executive Vice President since 1996. Mr. Marraccino is responsible for all Auto Finance Centers and the purchase of auto receivables nationwide. From 1981 to 1993, Mr. Marraccino worked for Western Financial Savings Bank and served in varying capacities, including Dealer Center Manager and Collection Manager. In 1992 and 1993, Mr. Marraccino was responsible for production and servicing of the auto receivables portfolio of Western Financial Savings Bank.

     Bruce R. Hallett has served as a Director and Secretary of the Company since November 1993. Since February 1993, Mr. Hallett has been a partner in the law firm of Brobeck, Phleger & Harrison LLP and Managing Partner at the firm's Orange County office since 1995. From January 1989 until February 1993, Mr. Hallett was a partner in the law firm of Morrison & Foerster LLP.

     Robert A. Hoff has served as a Director of the Company since November 1993. Since 1983, Mr. Hoff has been General Partner of Crosspoint Venture Partners, a private venture capital investment company where he is responsible for making capital investments into emerging companies and, thereafter, conducting oversight of such investments through consulting and service on boards of directors. Mr. Hoff also serves as a director of the National Venture Capital Association and as a director of several privately-held companies.

     G. Bradford Jones has been a Director of the Company since November 1993. Mr. Jones is currently a General Partner in the venture capital firm of Brentwood Associates, which he joined in 1981 and where he is responsible for making capital investments into emerging companies and, thereafter, conducting oversight of such investments through consulting and service on boards of directors. Mr. Jones also currently serves as a Director of Interpore International, a manufacturer of synthetic bone graft materials for orthopedic use, Plasma & Materials Technologies, Inc., a manufacturer of advanced etching and deposition equipment for the semiconductor industry, and ISOCOR, a vendor of electronic information exchange software. Mr. Jones is also a director of several privately-held companies.

     Mr. Warner joined Onyx in December 1996 as Executive Vice President of Collections. Mr. Warner has over 29 years experience in the financial services industry in both lending and collections. He has helped to design and implement a number of collection and operations systems and is a leader in the industry in this area. He also has a depth of experience in automobile financing in both the direct and indirect financing which brings added depth to his position and enables him to be involved in helping to improve credit risk standards and pricing as well as dealing with other related issues. Mr. Warner's prior experience includes 6 1/2 years as Senior Vice President of Collections for Consumer Portfolio Services, 3 1/2 years with Far Western Bank where he served as Vice President of Collection Administration, 14 years in the Thrift & Loan industry serving as Regional Vice President and 5 years in consumer finance with Household Finance.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and each of the four additional most highly compensated executive officers (the "Named Executive Officers") for the years ended December 31, 1997, December 31, 1996 and December 31, 1995 whose compensation was in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                       LONG TERM
                                                                                                     COMPENSATION
                                                                                                     -------------
                                                                      ANNUAL COMPENSATION             SECURITIES
                NAME AND PRESENT                  YEAR ENDED   ----------------------------------     UNDERLYING
               PRINCIPAL POSITION                  DECEMBER        SALARY              BONUS         OPTIONS(1)(3)
               ------------------                 ----------   ---------------    ---------------    -------------
John W. Hall....................................  1997         $       318,000                 --        75,000
  President, Chief Executive Officer                1996       $       318,000                 --        51,021
  and Director                                      1995               193,000    $       110,542         6,293
Don P. Duffy....................................  1997                 178,600                 --        25,000
  Chief Financial Officer and                       1996               161,083                 --         4,373
  Executive Vice President                          1995               138,180             33,000            --
Frank Marraccino................................  1997                 167,302             15,000        20,000
  Executive Vice President                          1996               169,775                 --        29,373
                                                    1995               105,000             39,107            --
David Mac Innis.................................  1997                 130,050                 --         5,000
  Senior Vice President                             1996               113,414             21,303         4,373
                                                    1995               100,000             18,542         3,207
Eugene Warner (2)...............................  1997         $       140,000                 --            --

---------------
(1) No restricted stock grants were made to any of the Named Executive Officers during the 1997 fiscal year.

(2) Joined Company in December, 1996.

(3) Stock options for shares of Onyx awarded in the year indicated and exercisable in the future.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the stock option grants made to each of the Named Executive Officers for the year ended December 31, 1997. No stock appreciation rights were granted to these individuals during such year:

                                              INDIVIDUAL GRANT
                         ----------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                         NUMBER OF      PERCENT OF                                     AT ASSUMED ANNUAL RATES
                         SECURITIES   TOTAL OPTIONS                                  OF STOCK PRICE APPRECIATION
                         UNDERLYING     GRANTED TO     PER SHARE                         FOR OPTION TERM(1)
                          OPTIONS      EMPLOYEES IN     EXERCISE                     ---------------------------
         NAME             GRANTED      FISCAL YEAR      PRICE(2)    EXPIRATION DATE      5%             10%
         ----            ----------   --------------   ----------   ---------------  -----------   -------------
John W. Hall...........    75,000(3)       18.6%         $ 8.00     January 2, 2007   $977,337      $1,556,245
Don P. Duffy...........    25,000(3)        6.2%         $ 8.00     January 2, 2007    322,102         518,748
Frank L. Marraccino....    20,000(3)        5.0%         $ 8.00     January 2, 2007    260,623         414,999
David Mac Innis........     5,000(3)        1.2%         $ 8.00     January 2, 2007     65,156         103,750
Eugene J. Warner,
  Jr...................        --            --              --           --                --              --

---------------
(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are permitted by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(2) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure involving a same-day sale of the purchased shares.

(3) Option was granted on January 2, 1997 of which 25% was exercisable at the one year anniversary of grant, with remainder vesting ratably over a 36 month period.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information concerning the value of unexercised options held by each of the Named Executive Officers for the year ended December 31, 1997. No options or stock appreciation rights were exercised during such year and no stock appreciation rights were outstanding at the end of that year.

                                                                                             VALUE OF UNEXERCISED
                                                              NUMBER OF SECURITIES               IN-THE-MONEY
                                                             UNDERLYING UNEXERCISED         OPTIONS AT FISCAL YEAR
                                                           OPTIONS AT FISCAL YEAR END               END(1)
                            SHARES ACQUIRED    VALUE     ------------------------------   ---------------------------
           NAME               ON EXERCISE     REALIZED    EXERCISABLE     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             ---------------   --------   --------------   -------------   -----------   -------------
John W. Hall..............          --              --       85,043          103,699       $408,553              --
Don P. Duffy..............          --              --       29,307           29,222       $198,339      $12,749.64
Frank L. Marracino........          --              --       10,767           38,606             --              --
David Mac Innis...........          --              --       10,951            7,460       $ 48,069              --
Eugene J. Warner, Jr......          --              --       26,042           33,958             --              --

---------------
(1) Based on the fair market value of the option shares at fiscal year-end ($7.75 per share) less the exercise price ($.51 per share) payable for such shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company's Board of Directors are Messrs. Hoff and Jones. None of these individuals was at any time during the year ended December 31, 1997 or at any other time an officer or employee of the Company.

     No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     None of the Company's executive officers have employment agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors. Stock options granted under the Company's 1996 Plan may be accelerated at the discretion of the Board in the event of a change of control of the Company or in the event of an involuntary termination following a change of control.

DIRECTOR REMUNERATION

     The directors do not receive compensation for services on the Board of Directors or any committee thereof but are reimbursed for their out-of-pocket expenses in serving on the Board of Directors. Certain non-employee members of the Board of Directors have been granted options to purchase shares of the Company's Common Stock from time to time in connection with their appointment to and performance on the Board of Directors. Additionally, each of the non-employee members of the Board of Directors is eligible to receive options to purchase Common Stock under the 1996 Plan's Automatic Option Grant Program.

     Under the Automatic Option Grant Program, at each annual Stockholders Meeting each individual with at least six months of Board service who is to continue to serve as a non-employee Board Member after the meeting will receive an option grant to purchase 2,000 shares of Common Stock, whether or not such individual has been in the prior employ of the Company or joined the Board prior to the Offering.

     Each automatic grant will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase should the optionee's service as a non-employee Board member cease prior to vesting in the shares. The initial 8,000-share grant will vest in successive equal quarterly installments over the optionee's initial four year period of Board service. Each additional 2,000-share grant will vest upon the optionee's completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

     Director Hallett received a grant in 1997 in the amount of 2,000 shares. The non-employee directors will receive a grant of 2,000 shares each following the Annual Shareholders Meeting in 1998.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives.

COMPENSATION PHILOSOPHY

     Under the supervision of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of the Company's senior managers and employees with those of its shareholders. The Compensation Committee endorses the belief that stock ownership by a significant percentage of the Company's employees including the granting of stock options to employees furthers that goal and fosters decision-making by its employees with the Company's long-term performance in mind.

     The compensation plans and programs are structured to integrate pay with the Company's annual and long-term performance goals. The plans and programs are designed to recognize initiative and achievement and to assist the Company in attracting and retaining qualified employees. In furtherance of these goals, annual base salaries are generally set at competitive levels and the Company relies to a large degree on annual incentive compensation to attract and retain key employees with outstanding abilities and to motivate them to perform to the full extent of their abilities. For the longer term, incentive stock options are awarded by the Company, the stock of which is traded on NASDAQ. Incentive compensation is variable and closely tied to corporate, business unit and individual performance in a manner that encourages a sharp and continuing focus on building profitability and shareholder value. As a result of the increased emphasis on tying executive compensation to corporate performance, in any particular year the total compensation of the Company's executives may be more or less than the executives of the Company's competitors, depending upon the Company's or the individual business unit's performance.

     In evaluating the performance and setting the incentive compensation of the Chief Executive Officer and other senior executives, the Compensation Committee takes into account their commitment to long-term success of the Company through management of their respective units as dictated by existing and anticipated market conditions. Certainly, the Compensation Committee expects and rewards recognition by the Chief Executive Officer and senior executives of managing in both adverse and advantageous market conditions for each of the Company's major divisions.

     At the beginning of each year, performance goals to determine annual incentive compensation are established for each executive. Financial goals include loan volume growth, operating earnings, loan losses, delinquency levels, cost controls, productivity and profitability. Certain members of senior management have their bonuses tied exclusively to earnings per share.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In determining the Chief Executive Officer's compensation for 1997, the Compensation Committee discussed and considered all of the factors discussed above in the overall context of the Company's performance in 1997. The Compensation Committee acknowledged the continued focus on purchasing quality auto contracts, building infrastructure, managing the performance of the auto contracts portfolio, especially in light of the Company's North Hollywood Office difficulties, and the Company's continued expansion and growth. Significant emphasis is placed on the above relative to measuring the quality of the Chief Executive Officer's performance. However, for the purpose of achieving a bonus, the Committee relies exclusively on earnings per share and the Company did not meet the objectives set out by the Committee at the beginning of 1997 and therefore the Chief Executive Officer did not receive a bonus for 1997.

STOCK OPTION GRANTS

     Onyx Acceptance Corporation uses stock options as long-term incentives and expects that it will continue to issue this compensation alternative in the future. In 1996, the Company adopted a new stock option plan that made 600,000 shares of Common Stock of the Company available for just such purposes. The Onyx Compensation Committee grants incentive stock options and, in certain circumstances, non-qualified stock options to employees of the Company and views such grants less as compensation and more as an incentive mechanism. Grants were made in 1997 to some executives as shown in the Summary Compensation Table, and to other key employees, which are in the appropriate tables.

POLICY REGARDING COMPLIANCE WITH I.R.C. SECTION 162(M)

     Section 162(m) of the Internal Revenue Code, as enacted by the Omnibus Budget Reconciliation Act of 1993, provides in general that, beginning in 1994, compensation paid to certain executives of publicly held corporations will not be deductible for federal income tax purposes to the extent it exceeds $1,000,000 per year unless certain conditions are met. It is the present policy of the Compensation Committee that individual compensation shall not exceed the deductibility requirements of Internal Revenue Code, Section 162(m) and the Company intends to take the necessary steps to comply, but also reserves the right to enter into incentive and other compensation arrangements that do not comply when it determines that the benefits to the Company outweigh the cost of the possible loss of federal income tax deductions.

                                          COMPENSATION COMMITTEE

                                          Robert A. Hoff
                                          G. Bradford Jones

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH OFFICERS AND DIRECTORS

     In December 1994, the Company loaned $175,000 to John Hall, who is the Company's Chief Executive Officer, President and a director of the Company. This loan is evidenced by a promissory note (the "Note") with interest at 6.66% per annum. All principal and accrued interest under the Note is due on December 20, 1998 pursuant to a one year extension granted by the Company's Board of Directors. In connection with this loan, Mr. Hall granted the Company an option (the "Company Option") to repurchase, at a price per share of $18.87, up to 9,277 shares of Common Stock owned by Mr. Hall. The Company Option is exercisable through December 20, 1998.

RELATIONSHIP OF COMPANY TO BROBECK, PHLEGER & HARRISON LLP

     Bruce R. Hallett, the Company's Secretary and a director, is a partner in the law firm of Brobeck, Phleger & Harrison LLP ("Brobeck"). As of December 31, 1997, members of Brobeck beneficially owned 24,899 shares of the Company's Common Stock. Brobeck has served as the Company's counsel since inception. For the year ended December 31, 1997, the Company paid Brobeck approximately $400,000 for legal services and costs incurred in connection with the Company's operations, including its securitizations.

                               COMPANY PROPOSALS

     The following proposals will be submitted for stockholder consideration and voting at the Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The following persons are nominated for election as directors, to hold office for a term of three years expiring at the third succeeding Annual
Meeting:

                               Thomas C. Stickel
                                  John W. Hall

     The nominees listed above are current members of the Board of Directors. All proxies received by the Board of Directors will be voted for the nominees if no directions to the contrary are given. In the event that the nominees are unable or decline to serve, an event that is not anticipated, the proxies will be voted for the election of nominees designated by the Board of Directors, or if none are so designated, will be voted according to the judgment of the person or persons voting the proxy.

VOTE REQUIRED

     The two nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES.

                                   PROPOSAL 2

                        RATIFICATION OF THE SELECTION OF
                            INDEPENDENT ACCOUNTANTS

     The Company's Board of Directors has selected Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending December 31, 1998. Although the appointment of Coopers & Lybrand L.L.P. is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the appointment for the current fiscal year. In the event a majority of the votes cast at the meeting are not voted in favor of the appointment, the Board of Directors will reconsider its selection. Proxies solicited by the Board of Directors will be voted in favor of the appointment unless stockholders specify otherwise in such proxies.

     A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative so desires and to respond to appropriate questions.

VOTE REQUIRED

     The affirmative vote of a majority of the shares of Common Stock voting at the Annual Meeting is required to ratify the selection of Coopers & Lybrand L.L.P. as independent accountants. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 2.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of March 31, 1998, by: (i) each person (or group of affiliated persons) who is known by the Company to own beneficially 5% or more of any class of the Company's Securities; (ii) each of the Company's directors; (iii) the Company's Chief Executive Officer and each of the Named Executive Officers; and (iv) the Company's directors and executive officers as a group.

                                                                  SHARES BENEFICIALLY
                                                                   OWNED OFFERING(1)
                                                                  --------------------
                    NAME AND ADDRESS(2)                            NUMBER      PERCENT
                    -------------------                            ------      -------
Robert A. Hoff(3)...........................................        752,113     12.5%
G. Bradford Jones(4)........................................        647,569     10.7%
The Bass Group(12)..........................................        618,200     10.3%
Wellington Management Company, LLP(13)......................        564,400      9.4%
BayView Capital Corporation(14).............................        330,530      5.5%
John W. Hall(5).............................................        361,556      6.0%
Regan E. Kelly(6)...........................................        112,517      2.0%
Don P. Duffy(7).............................................         38,248        *
Frank Marraccino(8).........................................         35,476        *
Bruce R. Hallett(9).........................................         16,123        *
Thomas C. Stickel(10).......................................         46,016        *
All executive officers and directors
  as a group (10 persons)(11)...............................      2,007,618     33.3%

---------------

  *  Less than one percent.

 (1) Percentage of ownership is based on 6,026,563 shares of Common Stock outstanding as of March 31, 1998.

 (2) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (3) Includes, as of March 31, 1998: 8,000 shares of Common Stock issuable upon the exercise of immediately exercisable shares by Mr. Hoff. Mr. Hoff, as a general partner of Crosspoint Venture Partners since 1993, 18552 MacArthur Boulevard, Suite 400, Irvine, California 92714 may be deemed to share voting and dispositive power with respect to these shares. Mr. Hoff disclaims beneficial ownership of these shares except for his proportional interest therein.

 (4) Includes, as of March 31, 1998: 8,000 shares of Common Stock issuable upon the exercise of immediately exercisable shares by Mr. Jones. Mr. Jones, as a general partner of Brentwood Associates VI, L.P., 2730 Sand Hill Road, suite 250, Menlo Park, California 94025 may be deemed to share voting and dispositive power with respect to these shares. Mr. Jones disclaims beneficial ownership of these shares except for his proportional interest therein.

 (5) Includes, as of March 31, 1998: 110,106 shares of Common Stock issuable upon the exercise of immediately exercisable options, none of which would be subject to repurchase by the Company. Mr. Hall is President and CEO of Onyx Acceptance Corporation, 8001 Irvine Center Drive, 5th Floor, Irvine, Ca. 92618.

 (6) Includes, as of March 31, 1998: (i) 6,361 shares of Common Stock issuable upon the exercise of immediately exercisable options.

 (7) Includes, as of March 31, 1998: (i) 38,148 shares of Common Stock issuable upon the exercise of immediately exercisable options, of which 1,093 shares of Common Stock would be subject to repurchase by the Company under certain circumstances.

 (8) Includes, as of March 31, 1998, 18,436 shares of Common Stock, issuable upon the exercise of immediately exercisable options.

 (9) Includes, as of March 31, 1998, 16,123 shares of Common Stock issuable upon the exercise of immediately exercisable options, some of which may be subject to repurchase by the Company under certain circumstances.

(10) Includes, as of March 31, 1998, 46,016 shares of Common Stock issuable upon the exercise of immediately exercisable options, some of which may be subject to repurchase by the Company under certain circumstances.

(11) Includes, as of March 31, 1998, (i) 752,113 shares of Common Stock held by Crosspoint Venture Partners 1993, and/or Crosspoint Venture Partners Entrepreneurs 1993, (ii) 639,569 shares of Common Stock held by Brentwood

     Associates VI, L.P., and (iii) an aggregate of 244,810 shares issuable to the Company's executive officers and directors upon the exercise of immediately exercisable option some of which may be subject to repurchase by the Company under certain circumstances, and (v) does not include shares owned by the Bass Group, Wellington Management Company, or BayView Capital Corporation.

(12) The Bass Group as used herein consists of The Bass Management Trust (154,550 shares; 2.6%), Perry R. Bass (154,550 shares; 2.6%), Nancy L. Bass (0 shares; 0.0%), Sid R. Bass Management Trust (154,550 shares; 2.6%), Sid
     R. Bass (154,550 shares; 2.6%), Lee M. Bass (154,550 shares; 2.6%), Edward
     P. Bass (154,550 shares; 2.6%). The above persons are collectively referred to as the "Reporting Persons" pursuant to Amendment No. 2 to Schedule 13D Statement filed November 10, 1997 and made a single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act, although neither the fact of that filing nor anything therein should be deemed to be an admission by the Reporting Persons that a group exists.

(13) Wellington Management Company, LLP ("WMC"), 75 State Street, Boston, Massachusetts 02109 in its capacity as investment advisor, may be deemed to beneficially own 564,400 shares of Onyx which are held of record by clients at WMC.

(14) Bay View Capital Corporation, 1840 Gateway Drive, San Mateo, CA 94404 has acquired 330,530 shares of Onyx Common Stock. 150,000 shares were purchased on the open market and 180,530 shares are purchasable pursuant to a Common Stock Purchase Warrant.

                       STOCK PRICE PERFORMANCE GRAPH (2)

     Set forth below is a line graph depicting the quarterly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the NASDAQ composite and a compiled peer group for the period commencing December 31, 1996, and ending December 31, 1997.

     The following graph compares the value of a $100 investment made on 12/31/96 in each of Onyx, Onyx Peer Group, and the NASDAQ Composite Index as of 3/31/97, 6/30/97, 9/30/97 and 12/31/97.

        Measurement Period           Onyx Acceptance
      (Fiscal Year Covered)               Corp.            Peer Group       Nasdaq Composite
12/31/96                                    100                 100                 100
3/31/97                                   94.12               79.19               94.63
6/30/97                                   89.76               85.68               111.7
9/30/97                                   88.24              100.14              130.57
12/31/97                                  91.28               60.28              121.64

(1) Companies in peer group are WFS Financial, Inc., Union Acceptance Corporation and Arcadia Financial Corporation.

(2) This section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more then ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of its officers and directors and greater than ten percent beneficial owners complied with all
Section 16(a) filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 1997.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

     Any stockholder intending to submit to the Company a proposal for inclusion in the Company's Proxy Statement and proxy for the 1999 Annual Meeting must submit such proposal so that it is received by the Company no later than January 2, 1999. Stockholder proposals should be submitted to the Secretary of the Company. No stockholder proposals were received for inclusion in this proxy statement.

     Pursuant to the Company Bylaws, no business proposal will be considered properly brought before the next annual meeting by a stockholder, and no nomination for the election of directors will be considered properly made at the next annual meeting by a stockholder, unless notice thereof, which contains certain information required by the Bylaws, is provided to the Company no later than 90 days prior to the next annual meeting.

                                 OTHER MATTERS

     While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority to the Board of Directors, however, to consider and vote on any additional matters that may be presented.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report on Form 10-K for the year ended December 31, 1997 is being mailed to stockholders together with this Proxy Statement.

     STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          Regan E. Kelly
                                          Assistant Secretary

Irvine, California
April 17, 1998

                          ONYX ACCEPTANCE CORPORATION
                                     PROXY
      THIS PROXY IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS FOR THE
     ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 20, 1998.

     The undersigned hereby appoints G. Bradford Jones and Don P. Duffy as proxies with full power of substitution, and authorizes them, or any one or more of them, to vote all shares of Common Stock of Onyx Acceptance Corporation (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders to be held on May 20, 1998, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon the matters specified on the reverse side of this card and in accordance with the following instructions, with discretionary authority as to any other matters that may properly come before the meeting.
     THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2 AND, AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

                          (CONTINUED ON REVERSE SIDE)

                           PLEASE DATE, SIGN AND MAIL
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                          ONYX ACCEPTANCE CORPORATION

                                  MAY 20, 1998

A [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE

                           WITHHOLD
                           AUTHORITY
                         to vote for all
                 FOR     nominees listed
1. Election of   [ ]          [ ]            NOMINEES: Thomas C. Stickel
   Directors:                                          John W. Hall

2. Ratification of Independent Accountants: Coopers    FOR    AGAINST   ABSTAIN
   & Lybrand, L.L.P.                                   [ ]      [ ]       [ ]

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR DOMESTIC MAILING.

                                                          PLEASE CHECK THIS  [ ]
                                                          BOX IF YOU PLAN TO
                                                          ATTEND THE MEETING.



SIGNATURES:________________________ _________________________ DATE:_______, 1998
                                    Signature if held jointly

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.